EXHIBIT 10.100

NEGATIVE EQUITY AGREEMENT

This Negative Equity Agreement (this “Agreement”) is entered into as of February 1, 2007 (the “Execution Date”) by and between Cortex Pharmaceuticals, Inc., a Delaware corporation (“Cortex”), and Mark A. Varney, Ph.D., an individual (“Executive”).

A. Cortex and Executive previously entered into an Employment Letter dated as of January 9, 2006 (the “Employment Letter”) pursuant to which Executive is employed as Chief Scientific Officer and Chief Operating Officer of Cortex.

B. Under the terms of the Employment Letter, Cortex agreed to provide certain benefits to Executive to assist him in his relocation from Massachusetts to California.

C. Executive has been unsuccessful in selling his former primary residence in Massachusetts (the “Residence”).

D. In order to assist Executive in attracting buyers for the Residence through a reduction in the asking price, in addition to the relocation benefits provided under the Employment Letter, Cortex desires to provide Executive with a one-time lump-sum bonus equal to the shortfall, if any, between the Appraised Value (as defined below) of the Residence and its sales price at closing, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties agree as follows:

1. Relocation Bonus. On the Payment Date (as defined below), so long as Executive remains employed by Cortex, Cortex hereby agrees to pay Executive a relocation bonus in a lump sum amount equal to the shortfall, if any, between the Appraised Value (as defined below) of the Residence and its sales price at closing up to a maximum of Fifty Thousand Dollars (the “Relocation Bonus”). For purposes of this Agreement, the term “Appraised Value” shall mean $731,000, which represents the average value of the Residence as determined by three independent property appraisals obtained by Cortex.

2. Payment of Relocation Bonus. Cortex shall pay the Relocation Bonus directly to the escrow for the sale of the Residence (the “Escrow”) immediately prior to the escrow closing date (the “Payment Date”), which is currently anticipated to be February 11, 2007. In the event that the Escrow is terminated without such sale occurring or such sale does not occur on or prior to March 31, 2007, the Relocation Bonus shall be immediately returned to Cortex. The entire amount of the unreturned Relocation Bonus will be reported to Cortex’s external payroll company.

3. Termination of the Employment. In the event that Executive’s employment is terminated for any reason following the payment of the Relocation Bonus by Cortex, Executive agrees to repay some or all of the Relocation Bonus to Cortex promptly thereafter, but in no event more than five (5) days following such termination, as follows:

a. Within one (1) year of the Payment Date, Executive shall repay 100% of the Relocation Bonus.

b. More than one (1) year but within two (2) years of the Payment Date, Executive shall repay 75% of the Relocation Bonus.

c. More than two (2) years but within three (3) years of the Payment Date, Executive shall repay 30% of the Relocation Bonus.

After three (3) years following the Payment Date, Executive shall no longer have any obligation to repay any portion of the Relocation Bonus to Cortex.

4. Miscellaneous.

a. Amendments. This Agreement may be amended only by a written agreement executed by both of the parties hereto.

b. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.

c. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date.

CORTEX

Cortex Pharmaceuticals, Inc.

By:	/s/ Roger G. Stoll
Name:	Roger G. Stoll
Its:	CEO

EXECUTIVE

/s/ Mark A. Varney
Mark A. Varney, Ph.D.